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                                                                      Exhibit 8


                            March 18, 1997



S&T Bancorp, Inc.
800 Philadelphia St.
P.O. Box 190
Indiana, PA 15701-3921


Ladies and Gentlemen:

    Reference is made to the information set forth under the heading "PROPOSED MERGER-Certain Federal Income Tax Consequences" contained in the Proxy Statement/Prospectus, which is included in the Registration Statement on Form S-4 (the "Registration Statement"), filed by S&T Bancorp, Inc. ("S&T") with the Securities and Exchange Commission (the "SEC") in connection with the proposed merger (the "Merger") of Peoples Bank of Unity with and into the S&T Bank, a wholly owned subsidiary of S&T. Subject to the representations, assumptions and other conditions described or referenced therein, the description of anticipated material federal income tax consequences contained in the fourth through seventh paragraphs of that heading accurately sets forth our opinion.

    Our opinion is based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the date hereof. These authorities are all subject to change, and any such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

    We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "PROPOSED MERGER-Certain Federal Income Tax Consequences" contained therein.
In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                        Very truly yours,

                                        /s/ Arnold & Porter

                                        ARNOLD & PORTER